Exhibit 99.1

NEWS

QWEST REPORTS FIRST QUARTER 2009 RESULTS

Unaudited (in millions, except per share amounts)	1Q 2009	4Q 2008	Change	1Q 2008	Change
Operating Revenue	$3,173	$3,315	(4)%	$3,399	(7)%
Income before Income Taxes	298	290	3%	245	22%
Net Income	206	177	16%	150	37%
Net Income per Diluted Share	$0.12	$0.10	20%	$0.08	50%

First Quarter Highlights

•                  Achieves substantial increase in adjusted free cash flow(a)

•                  Strong growth in net income and EPS

•                  Continued revenue growth in Business Markets supported by demand for data and IP services

•                  Steady demand for consumer broadband services

•                  Solid progress on wireless transition

•                  Margins improve in each business segment on strong cost controls

DENVER, April 29, 2009 - Qwest Communications International Inc. (NYSE:Q) today reported financial results for the first quarter 2009.  In the quarter, net income was $206 million, an increase of 37 percent compared to $150 million for the first quarter of 2008.  Earnings per share for the quarter were 12 cents, a 50 percent increase from the first quarter of 2008. The current quarter results reflect a strong contribution from each business segment.  Earnings per share were impacted by an increase in non-cash pension and OPEB expense, which was offset by a lower tax rate and reduced net interest expense.  First quarter 2009 results include a 1 cent per share charge for severance, realignment and restructuring cost compared to 2 cents per share in the first quarter of 2008.

Revenue in the quarter was $3.2 billion, a decline of 7 percent compared to $3.4 billion in the first quarter of 2008 and a decline of 4 percent compared to the fourth quarter of 2008.  As expected, Qwest’s move from a wireless MVNO model to a reseller model beginning in the third quarter of 2008 impacted reported revenue comparisons in the period. Excluding wireless MVNO services, revenues decreased 5 percent vs. the first quarter of 2008 and declined 3 percent sequentially.  Adjusted EBITDA for the quarter was $1.15 billion, flat to year-ago results and a 3 percent decline compared to $1.18

(a) See Attachment E for Non GAAP Reconciliations

billion in the fourth quarter.  In the first quarter of 2009, adjusted EBITDA includes approximately $50 million of incremental non-cash pension and OPEB expenses. The adjusted EBITDA margin percentage expanded to 36.1 percent in the period compared to 33.6 percent in the first quarter of 2008 and 35.6 percent in the fourth quarter.  Adjusted free cash flow for the quarter was $339 million compared to $56 million reported in the first quarter of 2008.

In the first quarter, Qwest continued to demonstrate steady progress on profitability goals with all segments reporting year-over-year and sequential improvement in segment margin percentages. The company continued to achieve solid demand for data and Internet services across all segments.  Business Markets revenue growth is once again expected to have outperformed the industry in the first quarter.  Qwest added 42,000 net new broadband customers in the quarter.  Demand was fueled by expanded availability of higher speeds offered with fiber-based services. Qwest transitioned nearly 100,000 customers from its wireless MVNO operation to the Verizon Wireless resale platform in the quarter and reported 30,000 net wireless additions.  Qwest has announced that it expects to terminate its wireless MVNO services in October of this year.  Qwest also reported strong growth in video subscribers, adding 34,000 customers in the quarter through its partnership with DIRECTV.

“Disciplined execution and focus on cost controls have produced a strong start to the year given the current economic climate”, said Edward A. Mueller, Qwest Chairman and CEO.  “We are seeing tangible results from our focus on our key strategies to perfect the customer experience, including demand for our leading data services and strong results from our partnerships.  We continue to tightly manage spending and investments to preserve financial strength and mitigate near-term economic pressures.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Total revenue for the first quarter of $3.2 billion reflects 5 percent year-over-year growth in data, Internet and video revenue, which was offset by a decline of 11 percent in voice revenue and lower wireless revenue.  Data and Internet revenue growth was the result of strong service revenue growth in both Business Markets and Mass Markets.  Voice revenue results reflect lower access lines and the company’s efforts to improve the profitability of its wholesale long-distance business, while wireless results include the impact from the migration to the resale platform.

Expense

First-quarter operating expenses of $2.6 billion decreased 9 percent compared to the year-ago period.  Expense reductions were broad based including both facility and employee-related costs.  At the end of the period, Qwest had approximately 32,800 employees compared to 36,500 at the end of the first quarter of 2008, a 10 percent reduction.

Net Income

Net income for the quarter was $206 million compared to $177 million in the fourth quarter and $150 million in the first quarter of 2008.  Net income this quarter reflects an effective income tax rate of 31 percent compared to 39 percent in the year-ago period. The lower rate is primarily due to the reversal of reserves for uncertain tax positions. Qwest currently expects its effective income tax rate will return to more normal levels in the remaining quarters of the year.

SEGMENT FINANCIAL RESULTS

Business Markets

The Business Markets segment delivered solid performance under more challenging market conditions in the quarter.  Business Markets revenue totaled $1.0 billion, an increase of 3 percent year over year and a decline of 3 percent from the fourth quarter. Top-line performance reflects continued growth in recurring services revenue offset by lower equipment revenue.   Excluding equipment revenue, Business Markets revenue increased 2 percent annually and 1 percent over the fourth quarter.  Strategic product revenue increased by 23 percent year over year while voice revenue declined 5 percent.

Segment income was $396 million in the quarter, a 6 percent increase year over year and in line with the fourth quarter.  Operating expenses were up 1 percent year over year but decreased 5 percent from the fourth quarter mostly due to lower employee-related expenses and lower equipment costs.  The segment income was 38.9 percent of revenues in the quarter, compared to 37.8 percent in the first quarter of 2008 and 37.5 percent in the fourth quarter.

Mass Markets

The Mass Markets segment produced solid broadband and video subscriber growth, and strong progress on expense initiatives largely offset revenue pressures. Revenue for Mass Markets was $1.3 billion, a decrease of 11 percent year over year and a decline of 4 percent sequentially.  Revenue results were impacted by continued access line losses and the wireless migration.  Excluding wireless MVNO services, Mass Markets revenue decreased 6 percent year over year and 1 percent sequentially.   In the first quarter, data, Internet and video revenues improved 5 percent annually on continued subscriber growth.

At the end of the first quarter, Qwest was serving 2.9 million broadband subscribers, which is an increase of 7 percent from the year-ago period. The video subscriber base was 832,000 at the end of the period, an increase of 21 percent from the first quarter of 2008.  Mass market access lines were 7.5 million at the end of the quarter and declined at an annual rate of 11.4 percent in the period. The total wireless base at the end of the first quarter was 747,000, with about 60 percent of customers being served on the Verizon Wireless platform.

Mass Markets segment income was $724 million, which was flat with the year-ago period and a decline of 2 percent sequentially.  Operating expenses declined 21 percent compared to the first quarter of 2008 and 6 percent sequentially due to lower marketing expenses, reduced wireless MVNO operating costs and lower network operations costs.  Segment margin percentage of 54.7 percent increased from both the 48.6 percent reported in the year-ago period and 53.5 percent reported in the fourth quarter.

Wholesale Markets

Wholesale Markets segment revenue was lower in the quarter due to lower long-distance volumes and a decline in access revenue.  Revenue was impacted by the company’s continued focus on improving wholesale profitability.   Wholesale reported first quarter revenue of $752 million, a decline of 11 percent compared to the first quarter of 2008 and a 5 percent decline from the fourth quarter.  Compared to the year-ago period, data and Internet revenue was essentially flat, while voice revenue declined 19 percent.

A more profitable revenue mix and strong expense controls largely offset the impact of lower revenue. Wholesale segment income for the quarter was $475 million, a decline of 2 percent from the first and fourth quarter of 2008.  Segment income was 63.2 percent of revenues in the first quarter, an increase from 57.5 percent in the first quarter a year ago and 61.7 percent in the fourth quarter.

Cash Flow and Capital Spending

Adjusted free cash flow for the quarter of $339 million was substantially ahead of the year-ago period and was particularly strong in light of typical first quarter seasonal effects including annual bonus payments and semi-annual debt interest payments.  These impacts were more than offset by improved cash from operations, lower capital investment spending and reduced working capital requirements due to improved collections and extended days payable outstanding.

Capital spending in the quarter was $334 million, a decrease of 20 percent from the year-ago quarter and 7 percent sequentially.  The decline in capital expenditures was mostly due to project timing. A significant portion of capital investment continues to be focused on broadband expansion, including fiber to the node.

Balance Sheet

In the first quarter, Qwest retired approximately $230 million of maturing debt.  At the end of the quarter, the company had gross debt outstanding of $13.3 billion.  With cash and cash equivalents of $541 million, net debt was $12.8 billion, a decline of nearly $200 million from the fourth quarter of 2008.  The ratio of net debt to annualized adjusted EBITDA for the quarter was approximately 2.8 compared to a ratio of 2.9 in the year-ago period and the fourth quarter.

Earlier this month Qwest sold 8.375 percent, 7-year notes at its Qwest Corporation subsidiary.  The debt securities have an aggregate principal value of $811 million and the sale netted $738 million in cash proceeds for Qwest. The company also expanded its undrawn revolving credit facility to $910 million, an increase of $60 million.

Shareholder Returns

During the first quarter, Qwest paid a dividend of 8 cents per share, returning nearly $140 million to shareholders.  On April 15, Qwest’s Board of Directors approved the payment of a second quarter dividend of 8 cents per share. The dividend will be paid on June 12, 2009, to shareholders of record as of May 22, 2009.

Guidance

Qwest continues to expect full year 2009 adjusted free cash flow will be $1.4 to $1.5 billion.  Full year adjusted EBITDA is expected to be $4.2 to $4.4 billion, inclusive of an expected increase in non-cash pension and OPEB expense of $200 million. Capital expenditures are expected to be $1.8 billion or lower.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT. A live webcast, including a simultaneous slide presentation, and replay of the call is available at www.qwest.com/about/investor/events.  Additional quarterly historical financial information can be found at www.qwest.com/about/investors/financial/index.

 About Qwest

Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers  a new generation of fiber-optic high-speed Internet service, as well as digital home phone, Verizon Wireless, and DIRECTV services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

# # #

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions, including the current financial crisis.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Diane Reberger	Kurt Fawkes
	303-992-1662	303-992-0029
	Diane.Reberger@Qwest.com	Kurt.Fawkes@Qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (2)

(UNAUDITED)

	Three Months Ended
	March 31,
	2009	2008	% Change
	(Dollars in millions except per share
	amounts, shares in thousands)
Operating revenue	$3,173	$3,399	(6.6)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	928	1,181	(21.4)%
Selling	548	550	(0.4)%
General, administrative and other operating	575	572	0.5%
Depreciation and amortization	573	576	(0.5)%
Total operating expenses	2,624	2,879	(8.9)%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	260	272	(4.4)%
Other—net	(9)	3	nm
Total other expense (income)—net	251	275	(8.7)%

Income before income taxes	298	245	21.6%
Income tax expense	92	95	(3.2)%
Net income	$206	$150	37.3%

Earnings per common share:
Basic	$0.12	$0.08	50.0%
Diluted	$0.12	$0.08	50.0%

Weighted average common shares outstanding:
Basic	1,702,069	1,763,306	(3.5)%
Diluted	1,706,822	1,769,165	(3.5)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2)  Effective January 1, 2009, we adopted FSP APB 14-1. The adoption of this FSP resulted in us retrospectively adjusting previously reported net income, interest expense on long-term borrowings and capital leases—net and income tax expense for all periods presented.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)

(UNAUDITED)

	March 31,	December 31,
	2009	2008
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$541	$565
Other	2,326	2,405
Total current assets	2,867	2,970
Property, plant and equipment—net and other	16,844	17,171
Total assets	$19,711	$20,141

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term borrowings	$587	$820
Accounts payable and other	2,624	3,033
Total current liabilities	3,211	3,853
Long-term borrowings—net	12,755	12,735
Other	4,909	4,939
Total liabilities	20,875	21,527
Stockholders’ deficit	(1,164)	(1,386)
Total liabilities and stockholders’ deficit	$19,711	$20,141

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2)  Effective January 1, 2009, we adopted FSP APB 14-1. The adoption of this FSP resulted in us retrospectively adjusting previously reported long-term borrowings—net, other assets and liabilities and stockholders’ deficit for all periods presented.

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31,
	2009	2008
	(Dollars in millions)

Cash provided by operating activities	$657	$388
Cash used for investing activities	(336)	(380)
Cash used for financing activities	(345)	(276)
Decrease in cash and cash equivalents	$(24)	$(268)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA (1)

(UNAUDITED)

	Three Months Ended
	March 31,
	2009	2008	% Change
	(Dollars in millions)
Operating revenue (2):
Total segment revenue	$3,093	$3,318	(6.8)%
Other revenue (primarily USF surcharges)	80	81	(1.2)%
Total operating revenue	$3,173	$3,399	(6.6)%

Total segment results (2) (3):
Total segment revenue	$3,093	$3,318	(6.8)%
Total segment expenses	1,498	1,738	(13.8)%
Total segment income	$1,595	$1,580	0.9%
Total segment margin percentage	51.6%	47.6%

Revenue, expenses, income and margin percentage by segment (2) (3):
Business markets:
Revenue:
Data and Internet services	$660	$618	6.8%
Voice services	357	374	(4.5)%
Total revenue	1,017	992	2.5%
Expenses:
Direct segment expenses	292	282	3.5%
Assigned facility, network and other expenses	329	335	(1.8)%
Total expenses	621	617	0.6%
Income	$396	$375	5.6%
Margin percentage	38.9%	37.8%
Mass markets:
Revenue:
Data, Internet and video services	$350	$333	5.1%
Voice services	919	1,022	(10.1)%
Wireless services	55	129	(57.4)%
Total revenue	1,324	1,484	(10.8)%
Expenses:
Direct segment expenses	288	354	(18.6)%
Assigned facility, network and other expenses	312	409	(23.7)%
Total expenses	600	763	(21.4)%
Income	$724	$721	0.4%
Margin percentage	54.7%	48.6%
Wholesale markets:
Revenue:
Data and Internet services	$353	$351	0.6%
Voice services	399	491	(18.7)%
Total revenue	752	842	(10.7)%
Expenses:
Direct segment expenses	49	45	8.9%
Assigned facility, network and other expenses	228	313	(27.2)%
Total expenses	277	358	(22.6)%
Income	$475	$484	(1.9)%
Margin percentage	63.2%	57.5%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	March 31,
	2009	2008	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	32,838	36,519	(10.1)%

Access lines:
Business markets	2,582	2,748	(6.0)%
Mass markets	7,537	8,502	(11.4)%
Wholesale markets (4)	1,103	1,247	(11.5)%
Total access lines	11,222	12,497	(10.2)%

Mass markets connections:
Access lines:
Consumer primary lines	5,765	6,539	(11.8)%
Consumer additional lines	511	631	(19.0)%
Small business lines	1,261	1,332	(5.3)%
Total access lines	7,537	8,502	(11.4)%
Other connections:
Broadband subscribers (5)	2,889	2,701	7.0%
Video subscribers	832	690	20.6%
Wireless subscribers (5)	747	816	(8.5)%
Total other connections	4,468	4,207	6.2%
Total mass markets connections	12,005	12,709	(5.5)%

	Three Months Ended
	March 31,
	2009	2008	% Change
Capital expenditures (in millions) (6):	$334	$416	(19.7)%
Consumer ARPU (in dollars) (7):	$58	$55	5.5%
Wholesale minutes of use from carriers and CLECs (in millions)	9,377	10,431	(10.1)%

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2) We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments.

(3) Segment margin percentage represents segment income as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility costs, and various other costs.

(4) Wholesale markets access lines include UNE (Unbundled Network Elements) lines.

(5) Broadband and wireless subscribers include an immaterial amount of business markets customers.

(6) Capital expenditures exclude assets acquired through capital leases.

(7) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from data, Internet and video services and voice services in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)

(UNAUDITED)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2009	2008	2008
	(Dollars in millions)
Operating revenue	$3,173	$3,399	$13,475
Cost of sales (exclusive of depreciation and amortization)	(928)	(1,181)	(4,585)
Selling expenses	(548)	(550)	(2,208)
General, administrative and other operating expenses	(575)	(572)	(2,231)
EBITDA (2)	$1,122	$1,096	$4,451

EBITDA—as adjusted (3):	$1,145	$1,141	$4,547
Less: Legal reserve	—	—	(40)
Less: Property tax settlement	—	—	40
Less: Realignment, severance and related costs	(23)	(45)	(96)

EBITDA (2):	1,122	1,096	4,451
Depreciation and amortization	(573)	(576)	(2,354)
Total other (expense) income—net	(251)	(275)	(1,046)
Income tax expense	(92)	(95)	(399)
Net income	$206	$150	$652

EBITDA margin percentage—as adjusted (3):
EBITDA—as adjusted	$1,145	$1,141	$4,547
Divided by total operating revenue	$3,173	$3,399	$13,475
EBITDA margin percentage—as adjusted	36.1%	33.6%	33.7%

EBITDA margin percentage (2):
EBITDA	$1,122	$1,096	$4,451
Divided by total operating revenue	$3,173	$3,399	$13,475
EBITDA margin percentage	35.4%	32.2%	33.0%

Free cash flow from operations (4):
Cash provided by operating activities	$657	$388	$2,931
Less: expenditures for property, plant and equipment and capitalized software	(334)	(416)	(1,777)
Free cash flow from operations	323	(28)	1,154
Add: certain one-time settlement payments	16	84	285
Adjusted free cash flow from operations	$339	$56	$1,439

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	March 31,	December 31,
	2009	2008
	(Dollars in millions)
Net debt (5):
Current portion of long-term borrowings	$587	$820
Long-term borrowings—net	12,755	12,735
Total borrowings—net	13,342	13,555
Less: cash and cash equivalents	(541)	(565)
Net debt	$12,801	$12,990

Ratio of net debt to EBITDA—as adjusted (6):
Total net debt	$12,801	$12,990
Divided by EBITDA—as adjusted	$4,551	$4,547
Ratio of net debt to EBITDA—as adjusted	2.8	2.9

(1) We have reclassified certain prior year amounts to conform to the current quarter presentation. Effective January 1, 2009, we adopted FSP APB 14-1. The adoption of this FSP resulted in us retrospectively adjusting previously reported net income and long-term borrowings—net for all periods presented.

(2) EBITDA and EBITDA margin percentage are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) EBITDA—as adjusted and EBITDA margin percentage—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(4) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense/benefit. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities and voluntary debt repayment.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2009, information to reconcile this non-GAAP financial measure is not available at this time.

(5) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(6) The ratio of net debt to EBITDA—as adjusted is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.